EXHIBIT 99

Preliminary Segment Operating Results for Continuing Operations (Unaudited)

(in thousands)

	Year ended December 31,
	2012	2011
Operating Revenue:(1)
Terminix	$1,265,417	$1,193,075
TruGreen	979,081	1,100,741
American Home Shield	720,860	686,737
ServiceMaster Clean	139,441	138,691
Other Operations and Headquarters	88,482	86,628
Total Operating Revenue	$3,193,281	$3,205,872
Operating Income (Loss):(1)(2)
Terminix	$236,160	$220,622
TruGreen	(805,022)	129,324
American Home Shield	126,098	94,869
ServiceMaster Clean	54,435	57,674
Other Operations and Headquarters	(144,433)	(127,029)
Total Operating (Loss) Income	$(532,762)	$375,460
Operating Performance:(1)
Terminix	$315,517	$299,485
TruGreen	152,813	209,031
American Home Shield	141,542	131,977
ServiceMaster Clean	61,041	64,018
Other Operations and Headquarters	(108,185)	(94,036)
Operating Performance	$562,728	$610,475

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations	$(1,138)	$(3,267)

(1)                                 The Other Operations and Headquarters segment includes the franchised and company-owned operations of Merry Maids, The ServiceMaster Acceptance Company Limited Partnership (which provides financing to franchisees of the Company) and the Company’s headquarters functions.  Merry Maids reported preliminary unaudited operating revenue of $82.0 million, operating income of $14.3 million and Operating Performance of $17.0 million for the year ended December 31, 2012, compared with operating revenue of $81.0 million, operating income of $18.0 million and Operating Performance of $21.0 million for the year ended December 31, 2011.

(2)                                 Includes, as a result of the Company’s impairment testing of indefinite-lived intangible assets, pre-tax non-cash impairment charges of $908.9 million recorded in the year ended December 31, 2012 to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name and $36.7 million recorded in the year ended December 31, 2011 to reduce the carrying value of the TruGreen trade name.

Preliminary Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

	Year ended December 31,
	2012	2011
Operating Revenue	$3,193,281	$3,205,872

Operating Costs and Expenses:
Cost of services rendered and products sold	1,861,669	1,813,706
Selling and administrative expenses	872,026	880,492
Amortization expense	65,298	91,352
Goodwill and trade name impairment	908,873	36,700
Restructuring charges	18,177	8,162
Total operating costs and expenses	3,726,043	2,830,412

Operating (Loss) Income	(532,762)	375,460

Non-operating Expense (Income):
Interest expense	246,284	273,123
Interest and net investment income	(7,845)	(10,886)
Loss on extinguishment of debt	55,554	774
Other expense	622	700

(Loss) Income from Continuing Operations before Income Taxes	(827,377)	111,749
(Benefit) provision for income taxes	(114,260)	43,912
Equity in losses of joint venture	(226)	—

(Loss) Income from Continuing Operations	(713,343)	67,837

Loss from discontinued operations, net of income taxes	(200)	(27,016)
Net (Loss) Income	$(713,543)	$40,821

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA and Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA and Operating Performance are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA and Operating Performance are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the Company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before: income (loss) from discontinued operations; provision (benefit) for income taxes; other expense; gain (loss) on extinguishment of debt; interest expense; interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income; residual value guarantee charge and non-cash goodwill and trade name impairment. “Operating Performance” is calculated by adding back to Adjusted EBITDA an amount equal to the non-cash stock-based compensation expense, non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger (1), restructuring charges and management and consulting fees paid to Clayton, Dubilier & Rice, LLC (“CD&R”), Citigroup Private Equity LP (“Citigroup”), BAS Capital Funding Corporation (“BAS”) and JPMorgan Chase Funding Inc. (“JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of Holdings to StepStone Group LLC (“StepStone”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone. As of December 22, 2011, ServiceMaster Global Holdings, Inc. (“Holdings”) purchased from BAS 7.5 million shares of capital stock of Holdings, and, effective January 1, 2012, the annual management fee payable to BAS was reduced to $0.25 million. CD&R, StepStone, as assignee from CitiGroup, JPMorgan and BAS are referred to as the “Equity Sponsors” herein.

The Company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, the Company excludes residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.  The Company uses Operating Performance as a supplemental measure to assess the Company’s performance because it excludes non-cash stock-based compensation expense, non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger, restructuring charges and management and consulting fees paid to the Equity Sponsors. The Company presents Operating Performance because it believes that it is useful for investors, analysts and other interested parties in their analysis of the Company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from Operating Performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors added insight into cash earnings available to service the Company’s debt. The Company believes this to be of particular importance to the Company’s public investors, which are debt holders. The Company also believes that the exclusion of purchase accounting and non-cash stock-based compensation expense may provide an additional means for comparing the Company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA and Operating Performance are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA and Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•      Adjusted EBITDA and Operating Performance do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•      Adjusted EBITDA and Operating Performance do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•      Adjusted EBITDA and Operating Performance do not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes;

•      Adjusted EBITDA and Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•      Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Operating Performance do not reflect any cash requirements for such replacements;

•      Other companies in the Company’s industries may calculate Adjusted EBITDA and Operating Performance differently, limiting their usefulness as comparative measures; and

•      Operating Performance does not include purchase accounting and non-cash stock based compensation expense; the latter of which may cause the overall compensation cost of the business to be understated.

(1) On July 24, 2007, ServiceMaster was acquired pursuant to a merger transaction (the “Merger”) whereby ServiceMaster was merged with and into an indirect wholly owned subsidiary of Holdings.

The following table presents reconciliations of preliminary unaudited operating (loss) income to Adjusted EBITDA and Operating Performance for the periods presented.

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total

Year Ended December 31, 2012
Operating income (loss)(1)	$236,160	$(805,022)	$126,098	$54,435	$(144,433)	$(532,762)
Depreciation and amortization expense	75,713	45,729	8,606	5,071	11,123	146,242
EBITDA	311,873	(759,293)	134,704	59,506	(133,310)	(386,520)
Interest and net investment income(2)	—	—	6,191	165	1,489	7,845
Non-cash goodwill and trade name impairment(3)	—	908,873	—	—	—	908,873
Adjusted EBITDA	311,873	149,580	140,895	59,671	(131,821)	530,198
Non-cash stock-based compensation expense	—	—	—	—	7,119	7,119
Non-cash credits attributable to purchase accounting(4)	(8)	(8)	—	—	—	(16)
Restructuring charges(5)	3,652	3,241	647	1,370	9,267	18,177
Management and consulting fees(6)	—	—	—	—	7,250	7,250
Operating Performance	$315,517	$152,813	$141,542	$61,041	$(108,185)	$562,728

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(1,138)	$(1,138)

Year Ended December 31, 2011
Operating income (loss)(1)	$220,622	$129,324	$94,869	$57,674	$(127,029)	$375,460
Depreciation and amortization expense	75,347	41,929	27,331	6,150	12,679	163,436
EBITDA	295,969	171,253	122,200	63,824	(114,350)	538,896
Interest and net investment income(2)	—	—	9,777	158	951	10,886
Non-cash trade name impairment(3)	—	36,700	—	—	—	36,700
Adjusted EBITDA	295,969	207,953	131,977	63,982	(113,399)	586,482
Non-cash stock-based compensation expense	—	—	—	—	8,412	8,412
Non-cash credits attributable to purchase accounting(4)	(44)	(37)	—	—	—	(81)
Restructuring charges(6)	3,560	1,115	—	36	3,451	8,162
Management and consulting fees(6)	—	—	—	—	7,500	7,500
Operating Performance	$299,485	$209,031	$131,977	$64,018	$(94,036)	$610,475

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(3,267)	$(3,267)

(1)                                 Presented below is a reconciliation of total segment operating (loss) income to net (loss) income.

	Year ended December 31,
(In thousands)	2012	2011
Total Segment Operating (Loss) Income	$(532,762)	$375,460
Non-operating Expense (Income):
Interest expense	246,284	273,123
Interest and net investment income	(7,845)	(10,886)
Loss on extinguishment of debt	55,554	774
Other expense	622	700
(Loss) Income from Continuing Operations before Income Taxes	(827,377)	111,749
(Benefit) provision for income taxes	(114,260)	43,912
Equity in losses of joint venture	(226)	—
(Loss) Income from Continuing Operations	(713,343)	67,837
Loss from discontinued operations, net of income taxes	(200)	(27,016)
Net (Loss) Income	$(713,543)	$40,821

(2)                                Interest and net investment income is primarily comprised of investment income and realized gain (loss) on our American Home Shield segment investment portfolio. American Home Shield interest and net investment income was $6.2 million and $9.8 million for the years ended December 31, 2012 and 2011, respectively. The balance of interest and net investment income primarily relates to (i) investment (loss) income from our employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within income (loss) from continuing operations before income taxes) and (ii) interest income on other cash balances.

(3)                               Represents, as a result of the Company’s impairment testing of indefinite-lived intangible assets, pre-tax non-cash impairment charges recorded in the year ended December 31, 2012 to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name and pre-tax non-cash impairment charges recorded in the year ended December 31, 2011 to reduce the carrying value of the TruGreen trade name.

(4)                                The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

(5)                                Represents restructuring charges primarily related to a branch optimization project at Terminix, a reorganization of field leadership and a restructuring of branch operations at TruGreen, a reorganization of leadership at American Home Shield and ServiceMaster Clean, an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters and other restructuring costs.

(6)                                Represents management and consulting fees payable to certain related parties.

(7)                                The table included in “Discontinued Operations” below presents reconciliations of operating loss, the most directly comparable financial measure under GAAP, to Adjusted EBITDA and Operating Performance for the periods presented.

Discontinued Operations

	Year ended December 31,
(In thousands)	2012	2011
Operating loss(1)	$(1,138)	$(40,620)
Interest expense	—	16
Depreciation and amortization expense	—	3,509
EBITDA(1)	(1,138)	(37,095)
Non-cash trade name impairment(1)	—	34,185
Adjusted EBITDA	(1,138)	(2,910)
Non-cash credits attributable to purchase accounting	—	(154)
Restructuring credits	—	(203)
Operating Performance	$(1,138)	$(3,267)

(1)                                 During the year ended December 31, 2011, a pre-tax non-cash impairment charge of $34.2 million ($21.0 million, net of tax) was recorded to reduce the carrying value of TruGreen LandCare’s assets to their estimated fair value less cost to sell in accordance with applicable accounting standards.

Information Regarding Forward-Looking Statements

This report contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this report and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, our preliminary financial data for the year ended December 31, 2012; plans to refinance our Term Loan Facility in early 2013; prospects; commodities trends; expectations for American Home Shield’s and Merry Maids’ new operating systems, which are currently under development, and TruGreen’s new operating system, which is in the process of being deployed; capital expenditures and requirements, including for American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems; fuel prices; impairment charges related to goodwill and intangible assets and assumptions and estimates used in performing impairment analyses, including discount rates and revenue and cash flow projections; estimates of accruals for self-insured claims related to workers’ compensation, auto and general liability risks; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” in this report and the company’s annual and quarterly reports filed with the Securities and Exchange Commission, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations, among other things;

•                  our ability to successfully refinance our Term Loan Facility and extend the maturity until February 2017;

•                  changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates;

•                  changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of goodwill and intangible assets and adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets;

•                  our ability to secure sources of financing or other funding to allow for leasing of commercial vehicles, primarily for Terminix and TruGreen;

•                  our ability to successfully implement our strategy for TruGreen, including the redesign of TruGreen’s product mix and the re-balancing of its sales mix and marketing program;

•                  changes in the source and intensity of competition in our market segments;

•                  our ability to attract and retain key personnel;

•                  weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and seasonality factors that affect the demand for, or our ability to provide, our services and the cost of our claims and services;

•                  higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at Terminix and TruGreen), which could impact our ability to provide our services and the profitability of our brands;

•                  increases in operating costs, such as higher insurance premiums, self-insurance costs, labor expense and compensation and benefits costs, including, without limitation, costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•                  associate retention and labor shortages, changes in employment and wage and hour laws and regulations, such as equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•                  epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide our services, resulting in a reduction in operating revenue;

•                  a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (for example, any adverse developments in the global credit and financial markets due to the ongoing European financial and economic crisis), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, changes in discount rates, mortgage foreclosures and subprime credit dislocations;

•                  a failure of any insurance company that provides insurance or reinsurance to us or of third party contract partners, including counterparties to our fuel and interest rate swaps;

•                  changes in our services or products;

•                  existing and future governmental regulation and the enforcement thereof, including, without limitation, regulation relating to the environment; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; Terminix’s termite inspection and protection plan; chemicals used in our businesses; regulations impacting contractual provisions requiring arbitration or automatic renewals of contracts; or other legislation, regulation or interpretations impacting our business;

•                  laws and regulations relating to financial reform and the use of derivative instruments and any new regulations or changes in existing regulations promulgated by the U.S. Consumer Financial Protection Bureau;

•                  the success of, and costs associated with, restructuring initiatives;

•                  the number, type, outcomes (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation, and changes in the law regarding arbitration and conduct of collective, representative and class action litigation;

•                  labor organizing activities at our subsidiaries or our franchisees and new regulations or changes in existing regulations and procedures by the National Labor Relations Board;

•                  risk of liabilities being passed through from our franchisees;

•                  risks associated with acquisitions or other strategic transactions, including, without limitation, acquired liabilities, retaining customers from businesses acquired, achieving expected synergies from acquired businesses and difficulties in integrating acquired businesses or implementing strategic transactions generally;

•                  risks associated with dispositions, for example, post-closing claims being made against us, post-closing purchase price adjustments (including, without limitation, items related to working capital), disruption to our other businesses during the sale process or thereafter; credit risks associated with any buyer of such disposed businesses and our ability to collect funds due from any such buyer related to seller financings, licensing arrangements, transition services arrangements or surety bond guarantees;

•                  constraints associated with non-compete agreements or other restrictive covenants entered into by the Company, including, without limitation, in connection with business dispositions or strategic contracts, some or all of which may restrict our ability to conduct business in particular market segments or compete in particular geographic regions;

•                  risks associated with budget deficits at federal, state and local levels resulting from economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses, including ServiceMaster, to generate more tax revenues, which could negatively impact spending by commercial customers and municipalities on our services;

•                  regulations imposed by several states related to our home service and insurance subsidiaries, including those limiting the amount of funds that can be paid to the Company by its subsidiaries;

•                  changes in claims trends in our medical plan and our automobile, general liability and workers’ compensation program;

•                  significant disruptions, terminations or substandard performance of our outsourced services, including possible breaches by third party vendors of their agreements with us;

•                  the cost, timing, structuring or results of our business process outsourcing (and insourcing), including, without limitation, any current or future outsourcing (or insourcing) or restructuring of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing (or insourcing) or restructuring or transitioning from outsourcing providers to insourcing;

•                  costs and timing of implementation of upgrades to our information technology systems, including the completion of American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems and the information technology initiatives for our human resources and other corporate functions, which are intended to: enhance customer service; protect against theft of customer and corporate sensitive information; comply with industry standards; and minimize disruptions in the Company’s operations and centers of excellence; and

•                  other factors described in this report and from time to time in documents that we file with the SEC.

You should read this report completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this report are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this report, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Risk Factors

Risks Related to Our Business and Our Industry

Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing or cause our commercial and governmental customers to incur liquidity issues that could lead to some of our services not being purchased or being cancelled, or result in reduced operating revenue and lower operating income, any of which could have an adverse impact on our business, financial position, results of operations and cash flows.

Adverse developments in the credit and financial markets, including due to the ongoing European financial and economic crisis and concerns over U.S. debt ceiling, deficit and budget issues, as well as unstable consumer sentiment and high unemployment, continue to challenge the U.S. and global financial and credit markets and overall economies. These developments have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. Disruptions in credit or financial markets could, among other things, lead to impairment charges, make it more difficult for us to obtain, or increase our cost of obtaining, financing for our operations or investments or to refinance our indebtedness, cause our lenders to depart from prior credit industry practice and not give technical or other waivers under our financing agreements, to the extent we may seek them in the future, thereby causing us to be in default under one or more of the financing agreements. These disruptions also could cause our commercial customers to encounter liquidity issues that could lead to some of our services being cancelled or reduced, or that could result in an increase in the time it takes our customers to pay us, or that could lead to a decrease in pricing for our services and products, any of which could adversely affect our accounts receivable, among other things, and, in turn, increase our working capital needs. Volatile swings in the commercial real estate segment could also impact the demand for our services as landlords cut back on services provided to their tenants. In addition, adverse developments at federal, state and local levels associated with budget deficits resulting from economic conditions could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses, including ServiceMaster, to generate more tax revenues, which could negatively impact spending by commercial customers and municipalities on our services.

Adverse developments in the credit and financial markets could adversely affect our ability to borrow under our senior secured revolving credit facility (the “Revolving Credit Facility”), senior secured term loan facility or letter of credit facility (together with the senior secured term loan facility, the “Term Facilities” and, together with the Revolving Credit Facility, the “Credit Facilities”), in the future or to refinance our debt. Liquidity or capital problems at one or more of the Revolving Credit Facility lenders could reduce or eliminate the amount available for us to draw under such facility. We may not be able to access additional capital on terms acceptable to us or at all.

Adverse developments in the credit and financial markets, along with other economic uncertainties, could also get worse over time. Adverse developments in the credit and financial markets and economic uncertainties make it difficult for us to accurately forecast and plan future business activities. The continuance of the current uncertain economic conditions or further deterioration of such conditions could have a material adverse impact on our business, financial position, results of operations and cash flows.

Further weakening in general economic conditions, especially as they may affect home sales, unemployment or consumer confidence or spending levels, may adversely impact our business, financial position, results of operations and cash flows.

A substantial portion of our results of operations is dependent upon spending by consumers. Deterioration in general economic conditions and consumer confidence could affect the demand for our services. Consumer spending and confidence tend to decline during times of declining economic conditions, and consumer spending and confidence may not materially improve. A worsening of macroeconomic indicators, including weak home sales, higher home foreclosures, declining consumer confidence or rising unemployment rates, could adversely affect consumer spending levels, reduce the demand for our services and adversely impact our business, financial position, results of operations and cash flows. These factors could also negatively impact the timing or the ultimate collection of accounts receivable, which would adversely impact our business, financial position, results of operations and cash flows.

Weather conditions and seasonality affect the demand for our services and our results of operations and cash flows.

The demand for our services and our results of operations are affected by weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and by the seasonal nature of our termite and pest control services, lawn care services, home inspection services and disaster restoration services. For example, in geographies that do not have a year-round growing season, the demand for our lawn care services decreases during the winter months. Adverse weather conditions (e.g., droughts, severe storms and significant rain or snow fall), whether created by climate change factors or otherwise, can adversely impact the timing of product or service delivery or demand for lawn care services, and cooler temperatures can impede the development of the termite swarm and lead to lower demand for our termite control services. Severe winter storms can also impact our home cleaning business if we cannot travel to service locations due to hazardous road conditions. In addition, extreme temperatures can lead to an increase in service requests related to household systems and appliances in our American Home Shield business, resulting in higher claim frequency and costs and lower profitability thereby adversely impacting our business, financial position, results of operations and cash flows.

Availability of our raw materials and increases in raw material prices, fuel prices and other operating costs could adversely impact our business, financial position, results of operations and cash flows.

Our financial performance is affected by the level of our operating expenses, such as fuel, fertilizer, chemicals, raw materials, wages and salaries, employee benefits, health care, vehicle, self-insurance costs and other insurance premiums as well as various regulatory compliance costs, all of which may be subject to inflationary pressures. In particular, our financial performance is adversely affected by increases in these operating costs. In recent years, fuel prices have fluctuated widely, and previous increases in fuel prices increased our costs of operating vehicles and equipment. We cannot predict what effect recent global events or any future Middle East or other crisis could have on fuel prices, but it is possible that such events could lead to higher fuel prices. With respect to fuel, our fleet, which consumes approximately 21 million gallons annually, has been negatively impacted by significant increases in fuel prices in the past and could be negatively impacted in the future. Although we hedge a significant portion of our fuel costs, we do not hedge all of those costs. As of September 30, 2012, a ten percent change in fuel prices would result in a change of approximately $7.4 million in our annual fuel cost before considering the impact of fuel swap contracts. Based upon Department of Energy fuel price forecasts, as well as the hedges we executed through September 30, 2012, we have projected that fuel prices will increase our fuel costs by $8 million to $11 million for 2012 compared to 2011. Fuel price increases can also result in increases in the cost of fertilizer, chemicals and other materials used in our business. We cannot predict the extent to which we may experience future increases in costs of fuel, fertilizer, chemicals, raw materials, wages, employee benefits, health care, vehicles, insurance and other operating costs. To the extent such costs increase, we may be prevented, in whole or in part, from passing these cost increases through to our existing and prospective customers, and the rates we pay to our subcontractors and suppliers may increase, any of which could have a material adverse impact on our business, financial position, results of operations and cash flows.

We may not successfully implement our business strategies, including achieving our growth objectives.

We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of our various growth or other initiatives. Our various business strategies and initiatives, including our growth, productivity and customer retention, cost reduction and management initiatives are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. For example, we recently embarked on a shift in strategy at TruGreen that includes redesigning our product offerings, transforming the customer experience through new technology, new processes and stricter branch standards, and rebalancing our sales and marketing mix towards channels with higher retention and profitability. In 2012, we experienced lower revenues at TruGreen as we pursue this new strategy, and preliminary unaudited results reflect significant decreases in operating revenue and Operating Performance at TruGreen for full-year 2012 as compared to 2011. There can be no assurance that our new strategy will succeed in positioning TruGreen for future revenue and Operating Performance growth. In addition, delays, higher than expected costs or unsuccessful implementation of new information technology systems, including the new operating systems at American Home Shield and Merry Maids, which are currently under development, and TruGreen’s new operating system, which is in the process of being deployed, could adversely impact our operations. In addition, we may incur certain costs to achieve efficiency improvements and growth in our business and we may not meet anticipated implementation timetables or stay within budgeted costs.  We have already experienced unexpected delays and other issues associated with the development of the operating system at American Home Shield which have resulted in a delay in the projected start of the first phase of our implementation. We expect to continue to incur capitalizable and non-capitalizable technology charges through implementation of the operating system, which is expected to occur in various phases over a period of time. As these efficiency improvement and growth initiatives are undertaken, we may not fully achieve our expected cost savings and efficiency improvements or growth rates, or these initiatives could adversely impact our customer retention or our operations. In addition, our strategies to enhance talent management and adopt and transfer best practices across our businesses may not produce the growth, efficiencies and productivity levels we seek and may present unforeseen challenges. Also, our business strategies may change from time to time in light of our ability to implement our new business initiatives, competitive pressures, economic uncertainties or developments, or other factors.  As a result, we may not be able to achieve our expected results of operations and cash flows.

Our market segments are highly competitive. Competition could reduce our share of the market segments served by us and adversely impact our reputation, business, financial position, results of operations and cash flows.

We operate in highly competitive market segments. Changes in the source and intensity of competition in the market segments served by us impact the demand for our services and may also result in additional pricing pressures. The relatively low capital cost of entry into certain of our business categories has led to strong competitive market segments, including competition from regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labor, benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, pricing, customer satisfaction and reputation. We may be unable to compete successfully against current or future competitors, and the competitive pressures that we face may result in reduced market segment share, reduced pricing or adversely impact our reputation, business, financial position, results of operations and cash flows.

We may not be able to attract and retain qualified key executives or transition smoothly to new leadership, which could adversely impact us and our businesses and inhibit our ability to operate and grow successfully.

The execution of our business strategy and our financial performance will continue to depend in significant part on our executive management team and other key management personnel and the smooth transition of new senior leadership. We have recently enhanced many of our senior management positions, including the hiring of Thomas J. Coba as President, ServiceMaster Clean, Merry Maids, Furniture Medic & AmeriSpec; Charles M. Fallon as President, Terminix; Linda A. Goodspeed as Senior Vice President and Chief Information Officer; Mark J. Barry as President, American Home Shield; and R. David Alexander as President, TruGreen. Our future success depends in large part on our success in utilizing current, experienced senior leadership and transitioning responsibilities to, and implementing the goals and objectives of, our new business unit executives. Effective November 27, 2012, Roger A. Cregg, the former Chief Financial Officer (“CFO”) of the Company, resigned from the Company. The Company’s Controller, David W. Martin, is serving as interim CFO of the Company until a new CFO is hired. Any inability to attract in a timely manner qualified key executives, retain our leadership team and recruit other important personnel could have a material adverse impact on our business, financial position, results of operations and cash flows.

Public perceptions that the products we use and the services we deliver are not environmentally friendly or safe may adversely impact the demand for our services.

In providing our services, we use, among other things, fertilizers, herbicides and pesticides. Public perception that the products we use and the services we deliver are not environmentally friendly or safe or are harmful to humans or animals, whether justified or not, or our improper application of these chemicals, could reduce demand for our services, increase regulation or government restrictions or actions, result in fines or penalties, impair our reputation, involve us in litigation, damage our brand names and otherwise have a material adverse impact on our business, financial position, results of operations and cash flows.

Changes in the services we deliver or the products we use could impact our reputation, business, financial position, results of operations and cash flows and our future plans.

Our financial performance is affected by changes in the services and products we offer our customers. For example, when Terminix transitioned from offering primarily bait termite services to providing both liquid and bait termite services, this transition required the purchase of additional equipment and additional training. The bait and termite service lines also have different price points (for both the initial treatment and for renewals), different ongoing service obligations and different revenue recognition policies. Recently, American Home Shield initiated the offering of preventative maintenance contracts and other new products. In addition, TruGreen recently embarked on a shift in strategy that includes redesigning its product offerings, transforming the customer experience through new technology, new processes and stricter branch standards, and rebalancing its sales and marketing mix towards channels with higher retention and profitability. There can be no assurance that our new strategy will succeed in positioning TruGreen for future revenue and Operating Performance growth. An unsuccessful execution of this strategy, including the rollout or adjustment of our new services or products or TruGreen’s sales and marketing plans could cause us to re-evaluate or change our business strategies and could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows and our future plans.

Laws and government regulations applicable to our businesses could increase our legal and regulatory expenses, and impact our business, financial position, results of operations and cash flows.

Our businesses are subject to significant international, federal, state, provincial and local laws and regulations. These laws and regulations include laws relating to consumer protection, wage and hour requirements, franchising, the employment of immigrants, labor relations, permitting and licensing, building code requirements, workers’ safety, the environment, insurance and home warranties, employee benefits, marketing (including, without limitation, telemarketing or green marketing) and advertising, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution from power equipment and water management techniques. In particular, we anticipate that various international, federal, state, provincial and local governing bodies may propose additional legislation and regulation that may be detrimental to our business or may substantially increase our operating costs, including proposed legislation, such as the Employee Free Choice Act, the Paycheck Fairness Act and the Arbitration Fairness Act; environmental regulations related to water quality, water use, chemical use, climate change, equipment efficiency standards, refrigerant production and use and other environmental matters; other consumer protection laws or regulations; or “do-not-knock,” “do-not-mail,” “do-not-leave” or other marketing regulations. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our businesses and changes to such requirements may adversely affect our business, financial position, results of operations and cash flows. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in litigation, suffer losses to our reputation or suffer the loss of licenses or incur penalties that may affect how our business is operated, which, in turn, could have a material adverse impact on our business, financial position, results of operations and cash flows.

The enactment of new federal or state legislation or the promulgation of new regulations or interpretations at any level of government may also expose us to potential new liabilities or costs, or may require us to modify our business model or business practices. In March 2010, comprehensive health care reform legislation was enacted in the United States which, among other things, includes guaranteed coverage requirements, including for dependents up to age 26; eliminates pre-existing condition exclusions and annual and lifetime maximum limits; restricts the extent to which policies can be rescinded; and requires employers to provide employees with insurance coverage that meets minimum eligibility and coverage requirements. The legislation imposes implementation effective dates that began in 2010. Due to the breadth and complexity of the health reform legislation and uncertainties surrounding the issuance of final regulations, it is difficult to predict the overall impact of the health reform legislation on our business over the coming years. However, new requirements to provide additional health insurance benefits to our associates would likely increase our expenses, and any such increases could be significant enough to materially impact our business, financial position, results of operations and cash flows. Additional or new regulations, or changes in current regulations, promulgated by the U.S. Consumer Financial Protection Bureau may also require us to modify our business model or business practices.

Compliance with environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, herbicides and fertilizers, could result in significant costs that adversely impact our reputation, business, financial position, results of operations and cash flows.

International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways. In the United States, products containing pesticides generally must be registered with the U.S. Environmental Protection Agency (“EPA”) and similar state agencies before they can be sold or applied. The failure to obtain or the cancellation of any such registration, or the withdrawal from the market place of such pesticides, could have an adverse effect on our business, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are manufactured by independent third parties and are evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we use will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations.

In addition, the use of certain pesticides, herbicides and fertilizer products is regulated by various international, federal, state, provincial and local environmental and public health agencies. These regulations may require that only certified or professional users apply the product or that certain products only be used on certain types of locations. These laws may also require users to post notices on properties at which products have been or will be applied, may require notification to individuals in the vicinity that products will be applied in the future or may restrict or ban the use of certain products. Although we strive to comply with such regulations and have processes in place designed to achieve compliance, given our dispersed locations, distributed operations and numerous associates, we may be unable to prevent violations of these or other regulations from occurring. Even if we are able to comply with all such regulations and obtain all necessary registrations and licenses, the pesticides, herbicides, fertilizers or other products we apply, or the manner in which we apply them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The regulations may apply to third party vendors who are hired to repair or remediate property and who may fail to comply with environmental laws and regulations and subject us to risk of legal exposure. The costs of compliance, non-compliance, remediation, combating unfavorable public perceptions or defending products liability lawsuits could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

International, federal, state, provincial and local agencies regulate the disposal, handling and storage of waste, discharges from our facilities and the investigation and clean-up of contaminated sites. We could incur significant costs, including investigation and clean-up costs, fines, penalties and civil or criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of, or liabilities under, these laws and regulations. If there is a significant change in the facts or circumstances surrounding the assumptions upon which we operate, or if we are found to violate applicable environmental and public health laws and regulations, it could have a material adverse impact on future environmental capital expenditures and other environmental expenses and on our reputation, financial position, results of operations and cash flows. In addition, potentially significant expenditures could be required to comply with environmental laws and regulations, including requirements that may be adopted or imposed in the future.

International, federal, state, provincial and local agencies that regulate environmental matters may change environmental laws, regulations or standards, including imposing new regulations with respect to climate change matters. Changes in any of these or other laws, regulations or standards could materially adversely impact our business, financial position, results of operations and cash flows.

If we fail to protect the security of personal information about our customers, we could be subject to interruption of our business operations, private litigation, reputational damage and costly penalties.

We rely on, among other things, commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential customer information, such as payment card and personal information. The systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are central to meeting standards set by the PCI. We are evaluating and updating our systems and protocols to ensure compliance with industry standards, and such standards may change from time to time. Activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our systems. Any compromises, breaches or errors in application related to our systems or failures to comply with standards set by the PCI could cause damage to our reputation and interruptions in our operations, including our customers’ ability to pay for our services and products by credit card or their willingness to purchase our services and products and could result in a violation of applicable laws, regulations, orders, industry standards or agreements and subject us to costs, penalties and liabilities which could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Our business process outsourcing initiatives have increased our reliance on third party contractors and may expose our business to harm upon the termination or disruption of our third party contractor relationships.

Our strategy to increase profitability, in part, by reducing our costs of operations includes the implementation of certain business process outsourcing initiatives. Any disruption, termination or substandard performance of these outsourced services, including possible breaches by third party vendors of their agreements with us, could adversely affect our brands, reputation, customer relationships, financial position, results of operations and cash flows. Also, to the extent a third party outsourcing provider relationship is terminated, there is a risk that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable, and even if we find an alternate provider, or choose to insource such services, there are significant risks associated with any transitioning activities. In addition, to the extent we decide to terminate outsourcing services and insource such services, there is a risk that we may not have the capabilities to perform these services internally, resulting in a disruption to our business, which could adversely impact our reputation, business, financial position, results of operations and cash flows. We expect to phase out a significant portion of our use of information technology services provided by IBM by the end of 2013.  We could incur costs, including personnel and equipment costs, to insource previously outsourced services like these, and these costs could adversely affect our results of operations and cash flows.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, ServiceMaster, Terminix, TruGreen, Merry Maids, ServiceMaster Clean, American Home Shield, AmeriSpec and Furniture Medic. We have not sought to register or protect every one of our marks either in the United States or in every country in which they are or may be used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products, services or activities infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from operating our business in the manner in which we have in the past, including preventing us from providing certain services under our recognized brand names, all of which could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Disruptions or failures in our information technology systems could create liability for us or limit our ability to effectively monitor, operate and control our operations and adversely impact our reputation, business, financial position, results of operations and cash flows.

Our information technology systems facilitate our ability to monitor, operate and control our operations. Changes or modifications to our information technology systems could cause disruption to our operations or cause challenges with respect to our compliance with laws, regulations or other applicable standards. For example, delays, higher than expected costs or unsuccessful development and implementation of new operating systems at American Home Shield and Merry Maids, which are currently under development, and at TruGreen, which is in the process of being deployed, could adversely impact our operations. We have already experienced unexpected delays and other issues associated with the development of the operating system at American Home Shield which has resulted in a delay in the projected start of the first phase of our implementation. We expect to continue to incur capitalizable and non-capitalizable technology charges through implementation of the operating system, which is expected to occur in various phases over a period of time. We are relying on third party providers to develop and implement our operating systems, and disruption, termination or substandard performance by these providers could negatively impact the development and implementation of these systems. In addition, when a third party provider relationship is terminated, there is a risk of disputes or litigation and that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable, and even if we find an alternate provider, there are significant risks associated with any transitioning activities.

In addition, any disruption in, capacity limitations or failure to operate as expected of our information technology systems, including our new operating systems at American Home Shield, TruGreen and Merry Maids and our information technology initiative for our human resources function, could, depending on the magnitude of the problem, adversely impact our business, financial position, results of operations and cash flows, including by limiting our capacity to monitor, operate and control our operations effectively, or could have a negative impact on the services provided by our human resources center of excellence. Failures of our information technology systems could also lead to violations of privacy laws, regulations, trade guidelines or practices related to our customers and associates. If our disaster recovery plans do not work as anticipated, or if the third party vendors to which we have outsourced certain information technology, contact center or other services fail to fulfill their obligations to us, our operations may be adversely impacted and any of these circumstances could adversely impact our reputation, business, financial position, results of operations and cash flows.

Future acquisitions or other strategic transactions could impact our reputation, business, financial position, results of operations and cash flows.

We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets.  Any future strategic transaction could involve integration or implementation challenges, business disruption or other risks, or change our business profile significantly. Any inability on our part to consolidate and manage growth from acquired businesses or successfully implement other strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations and cash flows.  Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources needed to integrate new businesses, technologies, products, personnel or systems; the inability to retain associates, customers and suppliers; the assumption of actual or contingent liabilities (including those relating to the environment); failure to effectively and timely adopt and adhere to our internal control processes and other policies; write-offs or impairment charges relating to goodwill and other intangible assets; unanticipated liabilities relating to acquired businesses; and potential expense associated with litigation with sellers of such businesses.  Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed businesses, post-closing claims being levied against us and disruption to our other businesses during the sale process or thereafter.

We are subject to various restrictive covenants that could adversely impact our business, financial position, results of operations and cash flows.

From time to time, we enter into noncompetition agreements or other restrictive covenants (e.g., exclusivity, take or pay and non-solicitation), including in connection with business dispositions (including our former business TruGreen LandCare, as to commercial landscaping) or strategic contracts, that restrict us from entering into lines of business or operating in certain geographic areas into which we may desire to expand our business. We also are subject to various non-solicitation and no-hire covenants that may restrict our ability to solicit potential customers or associates. If we do not comply with such restrictive covenants, or if a dispute arises regarding the scope and interpretation thereof, litigation could ensue, which could have an adverse impact on our business, financial position, results of operations and cash flows. Further, to the extent that such restrictive covenants prevent us from taking advantage of business opportunities, our business, financial position, results of operations and cash flows may be adversely impacted.

Our future success depends on our ability to attract, retain and maintain positive relations with trained workers and third party contractors.

Our future success and financial performance depend substantially on our ability to attract, train and retain workers, attract and retain third party contractors and ensure third party contractor compliance with our policies and standards. Our ability to conduct our operations is in part impacted by our ability to increase our labor force, including on a seasonal basis, which may be adversely impacted by a number of factors. In the event of a labor shortage, we could experience difficulty in delivering our services in a high-quality or timely manner and could be forced to increase wages in order to attract and retain associates, which would result in higher operating costs and reduced profitability. New election rules by the National Labor Relations Board, including “expedited elections” and restrictions on appeals, could lead to increased organizing activities at our subsidiaries or franchisees. If these labor organizing activities were successful, it could further increase labor costs, decrease operating efficiency and productivity in the future, or otherwise disrupt or negatively impact our operations.  In addition, potential competition from key associates who leave ServiceMaster could impact our ability to maintain our market segment share in certain geographic areas.

We may be required to recognize additional impairment charges.

We have significant amounts of goodwill and intangible assets, such as trade names, and have incurred impairment charges in this quarter and other periods in the past with respect to goodwill and intangible assets. We have also incurred impairment charges in the past in connection with our disposition activities. In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test annually, or more frequently if there are indicators of impairment, including:

•                  significant adverse changes in the business climate, including economic or financial conditions;

•                  significant adverse changes in expected operating results;

•                  adverse actions or assessments by regulators;

•                  unanticipated competition;

•                  loss of key personnel; and

•                  a current expectation that more-likely-than-not (e.g., a likelihood that is more than 50%) a reporting unit or intangible asset will be sold or otherwise disposed of.

In 2012, based on lower projected revenue and operating results for TruGreen, we recorded pre-tax non-cash impairment charges of $790.2 million and $118.7 million to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name, respectively, as a result of our interim impairment testing of indefinite-lived intangible assets as of September 30, 2012 and June 30, 2012. In 2011, we also recorded pre-tax non-cash impairment charges of $36.7 million to reduce the carrying value of the TruGreen trade name as a result of our annual impairment testing of goodwill and intangible assets. Additionally, as a result of the decision to sell TruGreen LandCare, we recorded a $34.2 million impairment charge in the first quarter of 2011 to reduce the carrying value of TruGreen LandCare’s assets to their estimated fair value less cost to sell in accordance with applicable accounting standards. Upon completion of the sale, a $6.2 million loss on sale was recorded in loss from discontinued operations, net of tax. In the second quarter of 2010, we recorded a pre-tax non-cash impairment charge of $46.9 million, of which $43.0 million was related to the remaining goodwill at TruGreen LandCare and $3.9 million related to TruGreen LandCare’s trade name. In 2009, we recorded pre-tax non cash impairment charges of $28.0 million (of which $1.4 million was related to the trade name of TruGreen LandCare) to reduce the carrying value of trade names as a result of our annual impairment testing of goodwill and intangible assets. All impairments related to TruGreen LandCare are recorded in (loss) income from discontinued operations, net of income taxes.

Based upon future economic and financial market conditions, the operating performance of our reporting units and other factors, including those listed above, future impairment charges could be incurred. In particular, any further decline in the estimated fair value of the TruGreen trade name will result in additional trade name impairment. It is possible that such impairment, if required, could be material. In addition, although we determined that there were no impairment indicators for the goodwill or other indefinite-lived intangible assets of any reporting units other than TruGreen as of September 30, 2012, our last annual impairment analysis performed as of October 1, 2011 indicated that the estimated fair value of the ServiceMaster Clean business segment was not significantly in excess of its carrying value. Any future impairment charges that we are required to record could have a material adverse impact on our results of operations.

Our franchisees and third party distributors and vendors could take actions that could harm our business.

Our franchisees, third party distributors and vendors are contractually obligated to operate their businesses in accordance with the standards set forth in our agreements with them. Each franchising brand also provides training and support to franchisees. However, franchisees, third party distributors and vendors are independent third parties that we do not control, and the franchisees, third party distributors and vendors own, operate and oversee the daily operations of their businesses. As a result, the ultimate success of any franchise operation rests with the franchisee. If franchisees do not successfully operate their businesses in a manner consistent with required standards, royalty payments to us will be adversely affected and a brand’s image and reputation could be harmed, which in turn could adversely impact our business, financial position, results of operations and cash flows. Similarly, if third party distributors and vendors do not successfully operate their businesses in a manner consistent with required laws, standards and regulations, we could be subject to claims from regulators or legal claims for the actions or omissions of such third party distributors and vendors. In addition, our relationship with our franchisees, third party distributors and vendors could become strained (including resulting in litigation) as we impose new standards or assert more rigorous enforcement practices of the existing required standards. It is also possible that creditors, or other claimants, of a franchisee, third party distributor or vendor could attempt to make claims against us under various legal theories, such as in the event such creditors and claimants cannot collect from our franchisee. These strains in our relationships or claims could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Changes in accounting, securities and other rules or interpretations could adversely impact our financial position and results of operations.

Changes in accounting, securities and other rules applicable to our business, including proposed revisions to the rules related to accounting for leases and reserves for, and disclosures relating to, legal contingencies, could affect our reported results of operations and financial position, potentially decrease the comparability of our financial statements to others within our industry and increase our liability exposure.

Risks Related to Our Capital Structure and Our Debt

We are indirectly owned and controlled by the equity owners, and their interests as equity holders may conflict with the interests of our other stakeholders.

We are indirectly owned and controlled by the equity owners, who have the ability to control our policies and operations. The directors appointed by the equity owners are able to make decisions affecting our capital structure, including decisions to issue or repurchase capital stock, pay dividends and incur or repurchase debt. The interests of the equity owners may not in all cases be aligned with the interests of our other stakeholders. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity owners might conflict with the interests of holders of our debt. In addition, our equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to our business or the holders of our debt. Furthermore, the equity owners may in the future own businesses that directly or indirectly compete with us. One or more of the equity owners also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

We have substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and satisfy our obligations.

As of September 30, 2012, we had $3.966 billion of total long-term debt outstanding. We have available borrowing capacity under the Revolving Credit Facility of $447.7 million through July 24, 2013, $324.2 million from July 25, 2013 through July 24, 2014 and $265.2 million from July 25, 2014 through January 31, 2017. Our substantial debt could have important consequences to holders of our debt and other stakeholders in the Company. Because of our substantial indebtedness:

•                  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing is limited;

•                  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our indebtedness may be impaired in the future;

•                  a large portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•                  we are exposed to the risk of increased interest rates because a portion of our borrowings, including under the Credit Facilities, and certain floating rate operating and capital leases are at variable rates of interest;

•                  it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on, and acceleration of, such indebtedness;

•                  we may be more vulnerable to general adverse economic and industry conditions;

•                  we may be at a competitive disadvantage compared to our competitors with proportionately less indebtedness or with comparable indebtedness on more favorable terms and, as a result, they may be better positioned to withstand economic downturns;

•                  our ability to refinance indebtedness may be limited or the associated costs may increase;

•                  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited; and

•                  we may be prevented from carrying out capital spending and restructurings that are necessary or important to our growth strategy and efforts to improve operating margins of our businesses.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit our subsidiaries from doing so. We have available borrowing capacity under the Revolving Credit Facility of $447.7 million through July 24, 2013, $324.2 million from July 25, 2013 through July 24, 2014 and $265.2 million from July 25, 2014 through January 31, 2017. The Credit Facilities permit additional borrowings beyond those commitments under certain circumstances. If new indebtedness is added to our current indebtedness levels, the related risks we face would increase, and we may not be able to meet all of our debt obligations.

Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

As a holding company, we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries, and we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including satisfying our obligations under our indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries to make distributions and dividends to us, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control, and as described under “—Risks Related to Our Business and Our Industry” above.

The payment of ordinary and extraordinary dividends by our subsidiaries that are regulated as insurance, home service, or similar companies is subject to applicable state law limitations. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations. Our insurance subsidiaries and home services and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. For example, certain states prohibit payment by these subsidiaries to the Company of dividends in excess of ten percent of their capital as of the most recent year end, as determined in accordance with prescribed insurance accounting practices in those states. Of the $254.1 million as of September 30, 2012, which we identify as being potentially unavailable to be paid to the Company by its subsidiaries, approximately $203.7 million is held by our home services and insurance subsidiaries and is subject to these regulatory limitations on the payment of funds to us. Such limitations were in effect through the end of 2012, and new limitations will be calculated based on regulatory capital levels as of December 31, 2012. The remainder of the $254.1 million, or $50.4 million, is related to amounts that our management does not consider readily available to be used to service our indebtedness due, among other reasons, to our cash management practices and working capital needs at various subsidiaries.

We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

After giving effect to the repayment of $276 million of outstanding borrowings in August 2012, the maturity date for $1.003 billion of outstanding borrowings under the Term Facilities was extended to January 31, 2017. The remaining portion of $1.223 billion of outstanding borrowings has a maturity date of July 24, 2014. The Revolving Credit Facility is scheduled to mature on January 31, 2017. Our senior notes due February 2020, sold in February 2012, will mature on February 15, 2020, and our senior notes due August 2020, sold in August 2012 (together with the senior notes due February 2020, the “2020 Notes”), will mature on August 15, 2020. We may be unable to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of indebtedness. Market disruptions, such as those experienced in 2008 and 2009, as well as our significant indebtedness levels, may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected. If we cannot refinance our indebtedness, particularly the $1.223 billion outstanding under the Term Facilities, we could face substantial liquidity problems, causing us to become bankrupt or insolvent, and we might be required to dispose of material assets or operations to meet our debt service and other obligations. We may be unable to consummate those sales, and if we do, we cannot predict what the timing of the sales will be, whether the proceeds that we realize will be adequate to meet our debt service obligations when due or whether we would receive fair value for such assets.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of the 2020 Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Facilities could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

We may from time to time take steps to reduce or refinance outstanding debt or otherwise to reduce interest expense and other debt service obligations.  These steps may include open market repurchases, debt repricings, maturity extensions, and other retirements, purchases or refinancings of outstanding debt in whole or in part, in addition to making any required scheduled installment payments.  The timing of any such step and the amount of debt that would be repurchased, refinanced or otherwise retired will depend on market conditions, our cash requirements and other considerations.  The implementation of any such steps or other capital structure changes could adversely affect debtholders, including by reducing the size of or yield on an applicable debt issue held by them.

Increases in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

A significant portion of our outstanding indebtedness, including indebtedness under the Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. As of September 30, 2012, each one percentage point change in interest rates would result in approximately a $10.5 million change in the annual interest expense on our Term Loan Facility after considering the impact of the interest rate swaps into which we have entered. Assuming all revolving loans were fully drawn as of September 30, 2012, each one percentage point change in interest rates would result in approximately a $4.5 million change in annual interest expense on our Revolving Credit Facility. Our Term Loan Facility is scheduled to mature in July 2014, and we will need to refinance such indebtedness prior to such date. Refinancing the Term Loan Facility at current market interest rates would result in an increase to the current rate and therefore lead to higher interest expense.

We are also exposed to increases in interest rates with respect to our arrangement enabling us to transfer an interest in certain receivables to unrelated third parties. Assuming all available amounts were transferred under this arrangement, each one percentage point change in interest rates would result in approximately a $0.5 million change in annual interest expense with respect to this arrangement. We are also exposed to increases in interest rates with respect to our floating rate leases, and a one percentage point change in interest rates would result in approximately a $0.2 million change in annual rent expense with respect to such leases. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial indebtedness and floating rate leases.

The agreements and instruments governing our indebtedness contain restrictions and limitations that could significantly impact our ability to operate our business.

The Credit Facilities contain covenants that, among other things, restrict our ability to:

•                  incur additional indebtedness (including guarantees of other indebtedness);

•                  pay dividends or make other restricted payments, including investments;

•                  prepay or amend the terms of certain outstanding indebtedness;

•                  enter into certain types of transactions with affiliates;

•                  sell certain assets, or, in the case of any borrower under the Credit Facilities, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•                  create liens;

•                  in the case of term loans under the Term Loan Facility, enter into agreements restricting dividends or other distributions by subsidiaries to ServiceMaster; and

•                  in the case of the Revolving Credit Facility, make acquisitions, enter into agreements restricting our ability to incur liens securing the Revolving Credit Facility and change our business.

The indenture governing the 2020 Notes also contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•                  incur additional indebtedness;

•                  repurchase certain indebtedness;

•                  pay dividends, redeem stock or make other distributions;

•                  make investments;

•                  create certain liens;

•                  transfer or sell assets;

•                  merge, consolidate or sell all or substantially all of our assets;

•                  create restrictions on the ability of our restricted subsidiaries to make payments to us;

•                  designate our subsidiaries as unrestricted subsidiaries; and

•                  enter into certain transactions with our affiliates.

The restrictions in the indenture governing the 2020 Notes, the Credit Facilities and the instruments governing our other indebtedness may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We may be unable to refinance our indebtedness, at maturity or otherwise, on terms acceptable to us, or at all.

Our ability to comply with the covenants and restrictions contained in the Credit Facilities, the indenture governing the 2020 Notes and the instruments governing our other indebtedness may be affected by economic, financial and industry conditions beyond our control including credit or capital market disruptions. The breach of any of these covenants or restrictions could result in a default that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay indebtedness, lenders having secured obligations, such as the lenders under the Credit Facilities, could proceed against the collateral securing the indebtedness. In any such case, we may be unable to borrow under the Credit Facilities and may not be able to repay the amounts due under the Credit Facilities or our other outstanding indebtedness. This could have serious consequences to our financial position and results of operations and could cause us to become bankrupt or insolvent.

A lowering or withdrawal of the ratings, outlook or watch assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our indebtedness currently has a non-investment grade rating, and any rating, outlook or watch assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, current or future circumstances relating to the basis of the rating, outlook or watch such as adverse changes to our business, so warrant. Based on the release of our preliminary unaudited 2012 financial data, including the 2012 revenue and operating results of TruGreen, and the outlook for future years, our credit ratings, outlook or watch could be negatively impacted. Any future lowering of our ratings, outlook or watch likely would make it more difficult or more expensive for us to obtain additional debt financing.